EXHIBIT 99.1

   BRANDPARTNERS ANNOUNCES RECORD INCOME AND REVENUES FOR ITS 2004 FISCAL YEAR

                                   -----------

              REVENUES SURGE 50% TO $50.6 MILLION WITH EPS OF $.39

NEW YORK, March 18, 2005 -- BrandPartners Group, Inc. (OTC BB: BPTR), a next-generation provider of integrated retail environment services to the burgeoning retail financial services sector, today announced record financial results for the twelve months ended December 31, 2004.

The results, showing the strongest annual gains in both revenue and income in the Company's history, include:

      o Net income for the 12 months ended Dec. 31, 2004 grew to $14.2 million, or $.39 per fully diluted share, including one-time gains related to forgiveness of debt of $9 million.

      o Net income for the same period excluding the one-time gains related to the forgiveness of debt grew to $5.1 million, or $.14 per fully diluted share, a $16.0 million improvement over the previous year's loss of $10.9 million.

      o Revenues for the 12 months ended December 31, 2004 were $50.6 million, a 50% increase over the previous year's $33.7 million.

"Quite simply, we have achieved the best year in the Company's history based on revenues and profitability," said James Brooks, Chief Executive Officer for BrandPartners. "The confluence of our financial restructuring and a highly articulated business strategy enabled us to achieve record revenues and net income. Through negotiations, restructuring, and pay downs, we reduced our total debt from $21.5 million on December 31, 2003 to $9.6 million on December 31, 2004, an $11.9 million reduction. And, as for our start to 2005, our backlog on December 31, 2004, was $31 million, a historical high for the Company that represented a $10 million increase over the backlog on December 31, 2003.

BrandPartners anticipates continued growth in the coming year. "We are continuing to execute and improve upon our business model, and we believe that the company will continue to aggressively grow its revenue stream in 2005 and 2006" said Mr. Brooks. "To achieve that goal we are continuing to invest in the Company and are pursuing growth opportunities by expanding our sales force, prospecting for opportunities in new markets domestically and internationally, developing new products and services, and evaluating possible acquisitions and partnerships that will allow us to cross-sell our core products and services to new industries."

Other financial results include an increase of fourth quarter revenue to $11.9 million, compared to $9.5 million for the comparable quarter of 2003. The net income attributable to common stockholders for the quarter was $1.1 million, and the earnings per common share was $0.03 fully diluted, compared to a net loss of $4.0 million, or $(0.21) per fully diluted common share for the three months ended December 31, 2003. Additional financial information as well as other corporate data will be included in the Company's Form 10-K to be filed with the Securities and Exchange Commission this coming week.

The reported 50% 12-month year-over-year revenue gains - from $33.7 million in 2003 to $50.6 million in 2004 - underscore the strength of BrandPartner's business and growth strategies. The Company attributed the increase to a range of factors, including diversification of its client base, introduction of new marketing solutions, and strong demand for products related to branded retail environments in the financial services industry.

Tony Cataldo, BrandPartners' Chairman added, "I believe that Jim and his management team have done an extraordinary job positioning the company to continue increasing its penetration of the financial services industry. Simultaneously, they have created a powerful entrepreneurial spirit to enable the company to generate strong revenue and net income growth by transferring its core competencies to other industries."

Conference Call

The Company announced that it will be hosting a conference call and webcast discussing BrandPartner's financial results on Monday, March 21, at 12 noon Eastern. BrandPartners' Chairman Tony Cataldo and Company President Jim Brooks will be available to answer questions and discuss the current state of the company. To listen to the webcast, investors can click on www.trilogy-capital.com prior to the call or can dial 888.428.4479 and reference the BrandPartners conference call. International callers can dial 612.288.0329. Interested investors can email questions in advance of the call to paul@trilogy-capital.com. A text transcript and audio recording of the call will be archived for future reference at www.trilogy-capital.com.

About BrandPartners Group, Inc.

BrandPartners Group, together with its wholly owned subsidiary Willey Brothers, is a design, architecture and marketing Company creating the next generation of banking and financial services retail environments through a range of integrated financial facility solutions and services. The Company's comprehensive suites of services include Branch Planning, Architecture, Facility Construction, Market Intelligence and Consulting, Strategic Business Planning, Brand Translation, and Retail Merchandising. The Company leverages the high rate of change and growth in the financial services retailing marketplace, capitalizing on its ability to provide the design and branding needs of institutions of all sizes, including worldwide, regional and community banking. The Company has provided its design, architecture, and/or marketing expertise to more than 1,600 financial services companies, touching more than 24,000 branches of U.S. financial institutions.

Cautionary Language

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such factors include among others: the Company's ability to successfully complete contracts and receive timely payment, continued services of executive officers of the Company and its subsidiary; the Company's ability to refinance or obtain an extension of its existing debt; its ability to continue to obtain waivers of covenants and other defaults under its debt instruments and credit facilities; its ability to identify appropriate acquisition candidates, finance and complete such acquisitions and successfully integrate acquired businesses; changes in its business strategies or development plans; competition; and its ability to grow within the financial services industries. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


------------------------
Contact:
(Investor Relations)
Trilogy Capital Partners
Paul Karon, 800-342-1467